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                                  EXHIBIT 10.19

                          COMMUNITY CARE SERVICES, INC.
                                18 SARGENT PLACE
                           MT. VERNON, NEW YORK 10550


                                                                   March 1, 1998

Mr. Donald Fargnoli
17 Brockwood
New Rochelle, New York 10606

Dear Don:

         Reference is hereby made to the One Million One Hundred Seventy Six Thousand Four Hundred Dollars ($1,176,400) Non-Negotiable Promissory Note dated May 10, 1997 issued by Community Care Services, Inc. ("CCS") to you (the "Note"). We have agreed that the payment of the Note will be accelerated under the following terms and conditions:

         1. Promptly upon the execution of this Agreement, CCS will issue to you a stock certificate for Two Hundred Sixty Four Thousand Seven Hundred Fifty (264,750) shares of CCS common stock. The issuance of such stock represents payment in full for eighty percent (80%) of the Note. You understand that the shares to be issued to you will be restricted stock, will bear a legend to that effect, and may not be transferred unless an exception from applicable federal and state registration requirements is available to you.

         2. Of the remaining Two Hundred Sixty Four Thousand Seven Hundred Fifty Dollars ($264,7500) of the Note, Sixty Six Thousand One Hundred Eighty Seven Dollars ($66,187) will be paid to you upon the execution of this Agreement. The balance (inclusive of tax gross up) of Two Hundred Fifty One Thousand Five Hundred Four Hundred Sixty Dollars ($251,504.00) will be paid to you as additional base compensation under your Employment Agreement with CCS dated May 10,1997 in equal installments over the remaining twenty-seven (27) months of the term, commencing March 1, 1998, resulting in an increase of Nine Thousand Three Hundred Fifteen Dollars ($9,315.00) per month to your base compensation. Simultaneous with the execution of this Agreement, we will enter into an Amendment to your Employment Agreements reflecting such increased compensation. Such additional compensation will not be subject to forfeiture in the event your employment terminates for any reason.

         3. Upon your receipt of the stock certificate referenced in Section 1, the check for Sixty Six Thousand One Hundred Eighty Seven Dollars ($66,187) referenced in Section 2, and the Amendment to your Employment Agreement, you will surrender to CCS the Note, marked "Paid in Full". You hereby acknowledge and agree that the aforementioned payment and deliveries constitutes satisfaction in full of all obligations of CCS to you under the Note.
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         4. This letter agreement, together with the Amendment to the Employment
Agreement, constitutes our entire agreement with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to such subject matter. This Agreement may not be amended or altered unless in a written instrument signed by the parties hereto. The provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors. This letter agreement shall be governed by the laws of the State of New York governing contracts made in and to be performed wholly in such State. This letter agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same document.

         Please confirm your agreement with the foregoing by signing and returning to the undersigned two copies of this letter agreement.

                                    Very truly yours,

                                    COMMUNITY CARE SERVICES, INC.



                                    By: /s/ Joel Quall
                                        --------------------------------
                                        Joel Quall
                                        Chief Financial Officer

AGREED AND ACCEPTED



/s/ Donald Fargnoli
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Donald Fargnoli